Exhibit 3.1

CERTIFICATE OF AMENDMENT OF THE

RESTATED CERTIFICATE OF INCORPORATION OF

NATERA INC.

Natera, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST:  That the name of this Corporation is Natera, Inc. and that this corporation was originally incorporated pursuant to the General Corporation Law on January 26, 2007 under the name Gene Security Network, Inc.

SECOND:  That the Board of Directors of the Corporation duly adopted a resolution setting forth a proposed amendment to the Restated Certificate of Incorporation, declaring said amendment to be advisable and in the best interests of the Corporation:

RESOLVED, that Article IV, Section A of the Restated Certificate of Incorporation of the Corporation be amended to read in its entirety as follows:

“A.                              Authorization of Stock.  This corporation is authorized to issue two classes of stock to be designated, respectively, common stock and preferred stock.  The total number of shares that this corporation is authorized to issue is 114,318,118.  The total number of shares of common stock authorized to be issued is 70,000,000, par value $0.0001 per share (the “Common Stock”).  The total number of shares of preferred stock authorized to be issued is 44,318,118, par value $0.0001 per share (the “Preferred Stock”), of which 5,000,000 shares are designated as “Series A-1 Preferred Stock,” 8,173,468 shares are designated as “Series A Preferred Stock,” 5,744,650 shares are designated as “Series B Preferred Stock,” 8,950,000 shares are designated as “Series C Preferred Stock,” 6,700,000 shares are designated as “Series D Preferred Stock,” and 9,750,000 are designated as “Series E Preferred Stock.”“

RESOLVED, that Article IV, Section B, subsection 4(b) of the Restated Certificate of Incorporation of the Corporation be amended to read in its entirety as follows:

“(b)                           Automatic Conversion.  Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Rate at the time in effect for such series of Preferred Stock immediately upon the earlier of (i)  this corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 under the Securities Act of 1933, as amended, the public offering price of which was not less than $40,000,000 in the aggregate (a “Qualified Public Offering”) or (ii) the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis); provided, however, that an automatic conversion of the outstanding shares of Series E Preferred Stock pursuant to clause (ii) above shall require the written consent or agreement of the holders of at least seventy percent (70%) of the outstanding shares of Series E Preferred Stock unless such conversion is in connection with (x) an underwritten public offering of this corporation or (y) a bona fide financing transaction with a pre-money equity valuation on an as converted, fully diluted basis of less than $100,000,000 that results in a recapitalization of this corporation, in which case only the consent of the holders of a majority of the then outstanding shares of Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis) shall be required to convert each share of Preferred Stock.”

RESOLVED, that Article IV, Section B, subsection 4(d)(ii)(E) of the Restated Certificate of Incorporation of the Corporation be amended to read in its entirety as follows:

“(E)                          Common Stock issued in connection with a strategic partnership (provided such strategic partnership is for other than primarily equity financing purposes) or bona fide business acquisition of or by this corporation, whether by merger, consolidation, sale of assets, sale or exchange of stock and otherwise approved by this corporation’s Board of Directors;”

RESOLVED, that Article X of the Restated Certificate of Incorporation of the Corporation be amended to read in its entirety as follows:

“The corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, but subject to all limitations and special approval requirements expressly set forth herein, and all rights conferred upon stockholders herein (other than such limitations and special approval requirements expressly set forth herein) are granted subject to this reservation.”

THIRD:  That thereafter said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law by written consent of the stockholders holding the requisite number of shares required by statute given in accordance with and pursuant to Section 228 of the General Corporation Law.

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IN WITNESS WHEREOF, this Corporation has caused this Certificate of Amendment of the Restated Certificate of Incorporation to be signed by its President this 25th day of July, 2013.

/s/ Matthew Rabinowitz
Matthew Rabinowitz
President

CERTIFICATE OF AMENDMENT OF THE

RESTATED CERTIFICATE OF INCORPORATION OF

NATERA INC.

Natera, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”),

DOES HEREBY CERTIFY:

FIRST:  That the name of this Corporation is Natera, Inc. and that this corporation was originally incorporated pursuant to the General Corporation Law on January 26, 2007 under the name Gene Security Network, Inc.

SECOND:  That the Board of Directors of the Corporation duly adopted a resolution setting forth a proposed amendment to the Restated Certificate of Incorporation, declaring said amendment to be advisable and in the best interests of the Corporation:

RESOLVED, that Article IV, Section B, Subsection (4)(l)(v)(A) of the Restated Certificate of Incorporation of the Corporation be amended to read in its entirety as follows:

“(A)                         The corporation shall within three business days following the determination of Net Revenue send written notice to the holders of Series E Preferred Stock containing such Net Revenue determination.  The corporation shall provide to any holder of at least ten percent (10%) of the outstanding shares of Series E Preferred Stock reasonable access at reasonable times after the 10th day of each month and during business hours to the personnel, properties, books and records of the corporation solely for the purpose of a review by such holder of the calculation of Net Revenue, without cost to any such holder (other than the costs of such holder and its advisors and representatives).  Within fifty-five (55) days after delivery of the Net Revenue determination to the holders of Series E Preferred Stock, any holder of at least ten percent (10%) of the outstanding shares of Series E Preferred Stock (the “Objecting Series E Holders”) shall be entitled to object to the Net Revenue determination if such holder or holders believe in good faith that there are material errors or discrepancies with the Net Revenue determination by delivering a statement to this corporation setting forth in reasonable detail the reasons such holders believe that there are material errors or discrepancies (the “Objection Statement”).”

RESOLVED, that Article IV, Section B, Subsection (4)(l)(v)(B) of the Restated Certificate of Incorporation of the Corporation be amended to read in its entirety as follows:

“(B)                         Within fifteen (15) days after delivery to this corporation of the Objection Statement, this corporation shall have the right to furnish to the

Objecting Series E Holders a statement (the “Response Statement”) setting forth in reasonable detail any disputes or objections it has to the Objection Statement and this corporation’s proposed resolution thereof.  If within fifteen (15) days of delivery of the Response Statement, the parties are not able to agree on the Net Revenue determination, then the Objecting Series E Holders shall be entitled to engage an independent auditor or valuation firm reasonably acceptable to the corporation (the “Independent Firm”) to resolve any disputes regarding the Net Revenue determination, and this corporation and the Objecting Series E Holders shall each submit to the Independent Firm in writing not later than five (5) days after the Independent Firm is retained their respective positions with respect to the Net Revenue results (the “Dispute Statement”), together with such supporting documentation as they deem necessary or as the Independent Firm reasonably requests.  Upon the engagement of the Independent Firm, both the corporation and the Objecting Series E Holders will direct the Independent Firm to render a determination within thirty (30) days of its retention, and the corporation, the Objecting Series E Holders and their respective agents will cooperate with the Independent Firm during its engagement.  The Independent Firm will consider only those issues properly disputed in the Dispute Statement by the Objecting Series E Holders in accordance with the terms and procedures set forth in this subjection (v) (i.e., not on the basis of an independent review).  The Independent Firm will base its review principally on the financial presentations by the corporation, the corporation’s GAAP accounting policies and procedures, and the corporation’s records of revenue creating transactions; provided, however, that the Independent Firm’s determination shall not be any more favorable to the parties than is set forth by such party in the Dispute Statement.  For further clarity, the Independent Firm may request and the corporation will make reasonable provisions to provide any additional documents which the corporation holds that may be material to the calculations and issues raised in the Dispute Statement.  The determination of the chosen Independent Firm shall be conclusive and shall become final and binding upon the parties hereto.”

THIRD:  That thereafter said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law by written consent of the stockholders holding the requisite number of shares required by statute given in accordance with and pursuant to Section 228 of the General Corporation Law.

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IN WITNESS WHEREOF, this Corporation has caused this Certificate of Amendment of the Restated Certificate of Incorporation to be signed by its President this 16th day of April, 2013.

/s/ Matthew Rabinowtiz
Matthew Rabinowitz
President

CORRECTED CERTIFICATE OF

THE RESTATED CERTIFICATE OF INCORPORATION

OF

NATERA, INC.

The undersigned, Matthew Rabinowitz, hereby certifies:

1.              The name of the company is Natera, Inc.

2.              The company was incorporated under the laws of the State of Delaware on January 26, 2007 under the name Gene Security Network, Inc.

3.              The Restated Certificate of Incorporation (the “Certificate”) which was filed in the Office of the Delaware Secretary of State on February 20, 2013 requires correction as permitted by Section 103 of the Delaware General Corporation Law in that the number of shares designated as Series B Preferred Stock should have been reflected as 5,744,650 shares.

4.              The document in corrected form is attached hereto as Exhibit A.

IN WITNESS WHEREOF, the undersigned has executed this Corrected Certificate of the Restated Certificate of Incorporation this 25th day of February, 2013.

/s/ Matthew Rabinowitz
Matthew Rabinowitz
President

RESTATED CERTIFICATE OF INCORPORATION
OF
NATERA, INC.

(Pursuant to Sections 242 and 245 of the
General Corporation Law of the State of Delaware)

Natera, Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),

DOES HEREBY CERTIFY:

FIRST:  That the name of this corporation is Natera, Inc. and that this corporation was originally incorporated pursuant to the General Corporation Law on January 26, 2007 under the name Gene Security Network, Inc.

SECOND:  That the Board of Directors duly adopted resolutions proposing to amend and restate the Certificate of Incorporation of this corporation, declaring said amendment and restatement to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the consent of the stockholders therefor, which resolution setting forth the proposed amendment and restatement is as follows:

RESOLVED, that the Certificate of Incorporation of this corporation be amended and restated in its entirety as follows:

ARTICLE I

The name of this corporation is Natera, Inc.

ARTICLE II

The address of the registered office of this corporation in the State of Delaware is 3500 S. DuPont Highway, in the City of Dover, County of Kent, Zip Code 19901.  The name of its registered agent at such address is Incorporating Services, Ltd.

ARTICLE III

The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

ARTICLE IV

A.                                    Authorization of Stock.  This corporation is authorized to issue two classes of stock to be designated, respectively, common stock and preferred stock.  The total number of shares that this corporation is authorized to issue is 107,068,118.  The total number of shares of common stock authorized to be issued is 65,000,000, par value $0.0001 per share (the “Common Stock”).  The total number of shares of preferred stock authorized to be issued is 42,068,118, par value $0.0001 per share (the “Preferred Stock”), of which 5,000,000 shares are designated as “Series A-1 Preferred Stock,” 8,173,468 shares are designated as “Series A Preferred Stock,” 5,744,650 shares are designated as “Series B Preferred Stock,” 8,950,000 shares are designated as “Series C Preferred Stock,” 6,700,000 shares are designated as “Series D Preferred Stock,” and 7,500,000 are designated as “Series E Preferred Stock.”

B.                                    Rights, Preferences and Restrictions of Preferred Stock.  The rights, preferences, privileges and restrictions granted to and imposed on the Preferred Stock are as set forth below in this Article IV(B).

1.                                      Dividend Provisions.

(a)                                 The holders of shares of Preferred Stock shall be entitled to receive dividends, on a pari passu basis, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend (payable other than in Common Stock or other securities and rights convertible into or entitling the holder thereof to receive, directly or indirectly, additional shares of Common Stock of this corporation) on the Common Stock of this corporation, at the applicable Dividend Rate (as defined below), payable when, as and if declared by the Board of Directors.  Such dividends shall not be cumulative.  The holders of the outstanding Preferred Stock can waive any dividend preference that such holders shall be entitled to receive under this Section 1 upon the affirmative vote or written consent of the holders of at least a majority of the shares of Preferred Stock then outstanding (voting together as a single class and not as separate series, and on an as-converted basis).  For purposes of this subsection 1(a), “Dividend Rate” shall mean $0.0392 per annum for each share of Series A Preferred Stock, $0.00032 per annum for each share of Series A-1 Preferred Stock, $0.0928 per annum for each share of Series B Preferred Stock, $0.1088 per annum for each share of Series C Preferred Stock, $0.2396 per annum for each share of Series D Preferred Stock and $0.2955 per annum for each share of Series E Preferred Stock (each as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like).

(b)                                 After payment of such dividends, any additional dividends or distributions shall be distributed among all holders of Common Stock and Preferred Stock in proportion to the number of shares of Common Stock that would be held by each such holder if all shares of Preferred Stock were converted to Common Stock at the then effective conversion rate.

2.                                      Liquidation Preference.

(a)                                 In the event of any Liquidation Event (as defined below), either voluntary or involuntary, the holders of Series E Preferred Stock shall be entitled to receive, prior and in preference to any distribution of the proceeds of such Liquidation Event (the “Proceeds”) to the holders of Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock by reason of their ownership thereof, an amount per share equal to the sum of two times the Original Issue Price (as defined below) for the Series E Preferred Stock, plus declared and unpaid dividends on such shares. If, upon the occurrence of such event, the Proceeds thus distributed among the holders of the Series E Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire Proceeds legally available for distribution shall be distributed ratably among the holders of the Series E Preferred Stock in proportion to the full preferential amount that each such holder is otherwise entitled to receive under this subsection (a).  For purposes of this Restated Certificate of Incorporation, “Original Issue Price” shall mean $0.49 per share for each share of the Series A Preferred Stock, $0.004 per share for each share of Series A-1 Preferred Stock, $1.16 per share for each share of Series B Preferred Stock, $1.36 per share for each share of Series C Preferred Stock, $2.995 per share for each share of Series D Preferred Stock and $3.6932 per share for each share of Series E Preferred Stock (each as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like with respect to such series of Preferred Stock).

(b)                                 Upon the completion of the distribution required by subsection (a) of this Section 2, the holders of Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall be entitled to receive, on a pari passu basis, prior and in preference to any distribution of the Proceeds to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the sum of the applicable Original Issue Price for such series of Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock, plus declared but unpaid dividends on such shares.  If, upon the occurrence of such event, the Proceeds thus distributed among the holders of the Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire Proceeds legally available for distribution shall be distributed ratably among the holders of the Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock in proportion to the full preferential amount that each such holder is otherwise entitled to receive under this subsection (b).

(c)                                  Upon the completion of the distribution required by subsections (a) and (b) of this Section 2, the remaining Proceeds available for distribution to stockholders shall be distributed among the holders of Common Stock pro rata based on the number of shares of Common Stock held by each.

(d)                                 Notwithstanding the above, for purposes of determining the amount each holder of shares of Preferred Stock is entitled to receive with respect to a Liquidation Event, each such holder of shares of a series of Preferred Stock shall be deemed to have converted (regardless of whether such holder actually converted) such holder’s shares of such series into shares of Common Stock immediately prior to the Liquidation Event if, as a result of an actual conversion, such holder would receive, in the aggregate, an amount greater than the amount that would be distributed to such holder if such holder did not convert such series of Preferred Stock into shares of Common Stock.  If any such holder shall be deemed to have converted shares of Preferred Stock into Common Stock pursuant to this paragraph, then such holder shall not be entitled to receive any distribution that would otherwise be made to holders of Preferred Stock that have not converted (or have not been deemed to have converted) into shares of Common Stock.

(e)                                  (i)                                     A “Liquidation Event” shall include (A) the closing of the sale, transfer or other disposition of all or substantially all of this corporation’s assets, (B) the consummation of the merger or consolidation of this corporation with or into another entity (except a merger or consolidation in which the holders of capital stock of this corporation immediately prior to such merger or consolidation continue to hold a majority of the voting power of the capital stock of this corporation or the surviving or acquiring entity), (C) the closing of the transfer (whether by merger, consolidation or otherwise), in one transaction or a series of related transactions, to a person or group of affiliated persons (other than an underwriter of this corporation’s securities), of this corporation’s securities if, after such closing, such person or group of affiliated persons would hold 50% or more of the outstanding voting stock of this corporation (or the surviving or acquiring entity) or (D) a liquidation, dissolution or winding up of this corporation; provided, however, that a transaction shall not constitute a Liquidation Event if its sole purpose is to change the state of this corporation’s incorporation or to create a holding company that will be owned in substantially the same proportions by the persons who held this corporation’s securities immediately prior to such transaction.  Notwithstanding the prior sentence, the sale of shares of Preferred Stock in a financing transaction shall not be deemed a “Liquidation Event.”  The treatment of any particular transaction or series of related transactions as a Liquidation Event may be waived by the vote or written consent of the holders of a majority of the outstanding Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis); provided, however, that the approval of at least seventy percent (70%) of the outstanding Series E Preferred Stock shall be required for such waiver if the Proceeds available for distribution in such Liquidation Event are insufficient to permit the payment to such holders of Series E Preferred Stock the full preferential amounts set forth in subsection 2(a) above.

(ii)                                  In any Liquidation Event, if Proceeds received by this corporation or its stockholders is other than cash, its value will be deemed its fair market value.  Any securities shall be valued as follows:

(A)                               Securities not subject to investment letter or other similar restrictions on free marketability covered by (B) below:

(1)                                 If traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange or system over the twenty (20) trading-day period ending three (3) trading days prior to the closing of the Liquidation Event;

(2)                                 If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the twenty (20) trading-day period ending three (3) trading days prior to the closing of the Liquidation Event; and

(3)                                 If there is no active public market, the value shall be the fair market value thereof, as mutually determined in good faith by the board of directors of this corporation and the holders of a majority of the voting power of all then outstanding shares of Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis).

(B)                               The method of valuation of securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder’s status as an affiliate or former affiliate) shall be to make an appropriate discount from the market value determined as above in (A) (1), (2) or (3) to reflect the approximate fair market value thereof, as mutually determined by this corporation and the holders of at least a majority of the voting power of all then outstanding shares of such Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis).

(C)                               The foregoing methods for valuing non-cash consideration to be distributed in connection with a Liquidation Event shall, upon approval by the stockholders of the definitive agreements governing a Liquidation Event, be superseded by any determination of such value set forth in the definitive agreements governing such Liquidation Event.

(iii)                               In the event the requirements of this Section 2 are not complied with, this corporation shall forthwith either:

(A)                               cause the closing of such Liquidation Event to be postponed until such time as the requirements of this Section 2 have been complied with; or

(B)                               cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to and be the same as such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in subsection 2(d)(iv) hereof.

(iv)                              This corporation shall give each holder of record of Preferred Stock written notice of such impending Liquidation Event not later than twenty (20) days prior to the stockholders’ meeting called to approve such transaction, or twenty (20) days prior to the closing of such transaction, whichever is earlier, and shall also notify such holders in writing of the final approval of such transaction.  The first of such notices shall describe the material terms and conditions of the impending transaction and the provisions of this Section 2, and this corporation shall thereafter give such holders prompt notice of any material changes.  The transaction shall in no event take place sooner than twenty (20) days after this corporation has given the first notice provided for herein or sooner than ten (10) days after this corporation has given notice of any material changes provided for herein; provided, however, that subject to compliance with the General Corporation Law such periods may be shortened or waived upon the written consent of the holders of Preferred Stock that represent at least a majority of the voting power of all then outstanding shares of such Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis).

3.                                      Redemption.  The Preferred Stock is not redeemable at the option of the holder.

4.                                      Conversion.  The holders of the Preferred Stock shall have conversion rights as follows (the “Conversion Rights”):

(a)                                 Right to Convert.  Each share of Preferred Stock shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share, at the office of this corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the applicable Original Issue Price for such series by the applicable Conversion Price, as defined below, for such series (the “Conversion Rate” for each such series), determined as hereafter provided, in effect on the date the certificate is surrendered for conversion.  The initial Conversion Price per share for each series of Preferred Stock shall be the Original Issue Price applicable to such series; provided, however, that the Conversion Price for the Preferred Stock shall be subject to adjustment as set forth in subsection 4(d).  All references to the Conversion Price herein shall mean the Conversion Price as so adjusted.

(b)                                 Automatic Conversion.  Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the Conversion Rate at the time in effect for such series of Preferred Stock immediately upon the earlier of (i)  this corporation’s sale of its Common Stock in a firm commitment underwritten public offering pursuant to a registration statement on Form S-1 or Form SB-2 under the Securities Act of 1933, as amended, the public offering price of which was not less than $40,000,000 in the aggregate (a “Qualified Public Offering”) or (ii) the date specified by written consent or agreement of the holders of a majority of the then outstanding shares of Preferred Stock (voting together as a single class and not as separate series, and on an as-converted basis); provided, however, that if the automatic conversion pursuant to this subsection (ii) is in connection with a Liquidation Event and the holders of outstanding shares of Series E Preferred Stock would receive less than their full preferential amounts as set forth in Article IV(B)(2)(b) hereof, then the holders of at least seventy percent (70%) of the outstanding shares of Series E Preferred Stock must approve such conversion.

(c)                                  Mechanics of Conversion.  Before any holder of Preferred Stock shall be entitled to voluntarily convert the same into shares of Common Stock, he or she shall surrender the certificate or certificates therefor, duly endorsed, at the office of this corporation or of any transfer agent for the Preferred Stock, and shall give written notice to this corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in which the certificate or certificates for shares of Common Stock are to be issued.  This corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid.  Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.  If the conversion is in connection with an underwritten offering of securities registered pursuant to the Securities Act of 1933, as amended, the conversion may, at the option of any holder tendering Preferred Stock for conversion, be conditioned upon the closing with the underwriters of the sale of securities pursuant to such offering, in which event the persons entitled to receive the Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.  If the conversion is in connection with Automatic Conversion provisions of subsection 4(b)(ii) above, such conversion shall be deemed to have been made on the conversion date described in the stockholder consent approving such conversion, and the persons entitled to receive shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holders of such shares of Common Stock as of such date.

(d)                                 Conversion Price Adjustments of Preferred Stock for Certain Dilutive Issuances, Splits and Combinations.  The Conversion Price of the Preferred Stock shall be subject to adjustment from time to time as follows:

(i)                                     (A)  (x) If this corporation shall issue after the date that the Company first issues shares of its Series E Preferred Stock (the “Original Issue Date”), any Additional Stock (as defined below) without consideration or for a consideration per share less than the Conversion Price applicable to the Series E Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for the Series E Preferred Stock in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price equal to the price paid per share for such Additional Stock or (y) if this corporation shall issue after the Original Issue Date, any Additional Stock without consideration or for a consideration per share less than the applicable Conversion Price of the Series A Preferred Stock, Series A-1 Preferred Stock, Series B Preferred Stock, Series C Preferred Stock or Series D Preferred Stock in effect immediately prior to the issuance of such Additional Stock, the Conversion Price for such series in effect immediately prior to each such issuance shall forthwith (except as otherwise provided in this clause (i)) be adjusted to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock Outstanding (as defined below) immediately prior to such issuance plus the number of shares of Common Stock that the aggregate consideration received by this corporation for such issuance would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock Outstanding (as defined below) immediately prior to such issuance plus the number of shares of such Additional Stock.  For purposes of this Section 4(d)(i)(A)(y), the term “Common Stock Outstanding” shall mean and include the following: (1) outstanding Common Stock, (2) Common Stock issuable upon conversion of outstanding Preferred Stock, (3) Common Stock issuable upon exercise of outstanding stock options and (4) Common Stock issuable upon exercise (and, in the case of warrants to purchase Preferred Stock, conversion) of outstanding warrants.  Shares described in (1) through (4) above shall be included whether vested or unvested, whether contingent or non-contingent and whether exercisable or not yet exercisable.

(B)                               No adjustment of the Conversion Price for the Preferred Stock shall be made in an amount less than one cent per share, provided that any adjustments that are not required to be made by reason of this sentence shall be carried forward and shall be either taken into account in any subsequent adjustment made prior to three (3) years from the date of the event giving rise to the adjustment being carried forward, or shall be made at the end of three (3) years from the date of the event giving rise to the adjustment being carried forward.  Except to the limited extent provided for in subsections (E)(3) and (E)(4), no adjustment of such Conversion Price pursuant to this subsection 4(d)(i) shall have the effect of increasing the Conversion Price above the Conversion Price in effect immediately prior to such adjustment.

(C)                               In the case of the issuance of Additional Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions or other expenses allowed, paid or incurred by this corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

(D)                               In the case of the issuance of the Additional Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value thereof as determined by the Board of Directors irrespective of any accounting treatment.

(E)                                In the case of the issuance of options to purchase or rights to subscribe for Common Stock, securities by their terms convertible into or exchangeable for Common Stock or options to purchase or rights to subscribe for such convertible or exchangeable securities, the following provisions shall apply for purposes of determining the number of shares of Additional Stock issued and the consideration paid therefor:

(1)                                 The aggregate maximum number of shares of Common Stock deliverable upon exercise (assuming the satisfaction of any conditions to exercisability, including without limitation, the passage of time, but without taking into account potential antidilution adjustments) of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subsections 4(d)(i)(C) and (d)(i)(D)), if any, received by this corporation upon the issuance of such options or rights plus the minimum exercise price provided in such options or rights (without taking into account potential antidilution adjustments) for the Common Stock covered thereby.

(2)                                 The aggregate maximum number of shares of Common Stock deliverable upon conversion of, or in exchange (assuming the satisfaction of any conditions to convertibility or exchangeability, including, without limitation, the passage of time, but without taking into account potential antidilution adjustments) for, any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by this corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the minimum additional consideration, if any, to be received by this corporation (without taking into account potential antidilution adjustments) upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subsections 4(d)(i)(C) and (d)(i)(D)).

(3)                                 In the event of any change in the number of shares of Common Stock deliverable or in the consideration payable to this corporation upon exercise of such options or rights or upon conversion of or in exchange for such convertible or exchangeable securities, the Conversion Price of the Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities, shall be recomputed to reflect such change, but no further adjustment shall be made for the actual issuance of Common Stock or any payment of such consideration upon the exercise of any such options or rights or the conversion or exchange of such securities.

(4)                                 Upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Conversion Price of the Preferred Stock, to the extent in any way affected by or computed using such options, rights or securities or options or rights related to such securities, shall be recomputed to reflect the issuance of only the number of shares of Common Stock (and convertible or exchangeable securities that remain in effect) actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities or upon the exercise of the options or rights related to such securities.

(5)                                 The number of shares of Additional Stock deemed issued and the consideration deemed paid therefor pursuant to subsections 4(d)(i)(E)(1) and (2) shall be appropriately adjusted to reflect any change, termination or expiration of the type described in either subsection 4(d)(i)(E)(3) or (4).

(ii)                                  “Additional Stock” shall mean any shares of Common Stock issued (or deemed to have been issued pursuant to subsection 4(d)(i)(E)) by this corporation after the Original Issue Date other than:

(A)                               Common Stock issued pursuant to a transaction described in subsection 4(d)(iii) hereof;

(B)                               shares of Common Stock issued to employees, directors, officers, consultants and other service providers for the primary purpose of soliciting or retaining their services pursuant to plans or agreements approved by this corporation’s Board of Directors;

(C)                               Common Stock issued pursuant to an underwritten public offering in connection with which all shares of the Company’s Preferred Stock are converted to Common Stock;

(D)                               Common Stock issued pursuant to the conversion or exercise of convertible or exercisable securities outstanding on the Original Issue Date;

(E)                                Common Stock issued in connection with a strategic partnership (provided such strategic partnership is for other than primarily equity financing purposes) or bona fide business acquisition of or by this corporation, whether by merger, consolidation, sale of assets, sale or exchange of stock or otherwise approved by this corporation’s Board of Directors;

(F)                                 Common Stock issued or deemed issued pursuant to subsection 4(d)(i)(E) as a result of a decrease in the Conversion Price of any series of Preferred Stock resulting from the operation of Section 4(d); or

(G)                               Common Stock issued pursuant to a commercial credit transaction or an equipment or real property lease, provided such issuances are for other than primarily equity financing purposes and are approved by this corporations Board of Directors.

(iii)                               In the event this corporation should at any time or from time to time after the Original Issue Date fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or the determination of holders of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock or other securities or rights convertible into, or entitling the holder thereof to receive directly or indirectly, additional shares of Common Stock (hereinafter referred to as “Common Stock Equivalents”) without payment of any consideration by such holder for the additional shares of Common Stock or the Common Stock Equivalents (including the additional shares of Common Stock issuable upon conversion or exercise thereof), then, as of such record date (or the date of such dividend distribution, split or subdivision if no record date is fixed), the Conversion Price of the Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding and those issuable with respect to such Common Stock Equivalents with the number of shares issuable with respect to Common Stock Equivalents determined from time to time in the manner provided for deemed issuances in subsection 4(d)(i)(E).

(iv)                              If the number of shares of Common Stock outstanding at any time after the Original Issue Date is decreased by a combination of the outstanding shares of Common Stock, then, following the record date of such combination, the Conversion Price for the Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be decreased in proportion to such decrease in outstanding shares.

(e)                                  Other Distributions.  In the event this corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this corporation or other persons, assets (excluding cash dividends) or options or rights not referred to in subsection 4(d)(iii), then, in each such case for the purpose of this subsection 4(e), the holders of the Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were the holders of the number of shares of Common Stock of this corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of this corporation entitled to receive such distribution.

(f)                                   Recapitalizations.  If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of assets transaction provided for elsewhere in this Section 4 or in Section 2) provision shall be made so that the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of this corporation or otherwise, to which a holder of Common Stock deliverable upon conversion would have been entitled on such recapitalization.  In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 4 with respect to the rights of the holders of the Preferred Stock after the recapitalization to the end that the provisions of this Section 4 (including adjustment of the Conversion Price then in effect and the number of shares purchasable upon conversion of the Preferred Stock) shall be applicable after that event as nearly equivalently as may be practicable.

(g)                                  No Fractional Shares and Certificate as to Adjustments.

(i)                                     No fractional shares shall be issued upon the conversion of any share or shares of the Preferred Stock and the aggregate number of shares of Common Stock to be issued to particular stockholders, shall be rounded down to the nearest whole share and the corporation shall pay in cash the fair market value of any fractional shares as of the time when entitlement to receive such fractions is determined.  Whether or not fractional shares would be issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such conversion.

(ii)                                  Upon the occurrence of each adjustment or readjustment of the Conversion Price of Preferred Stock pursuant to this Section 4, this corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based.  This corporation shall, upon the written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for such series of Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property that at the time would be received upon the conversion of a share of Preferred Stock.

(h)                                 Notices of Record Date.  In the event of any taking by this corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, this corporation shall mail to each holder of Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend or distribution, and the amount and character of such dividend or distribution.

(i)                                     Reservation of Stock Issuable Upon Conversion.  This corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including, without limitation, engaging in best efforts to obtain the requisite stockholder approval of any necessary amendment to this Restated Certificate of Incorporation.

(j)                                    Notices.  Any notice required by the provisions of this Section 4 to be given to the holders of shares of Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this corporation.

(k)                                 Waiver of Adjustment to Conversion Price.  Notwithstanding anything herein to the contrary, any downward adjustment of the Conversion Price of any series of Preferred Stock may be waived, either prospectively or retroactively and either generally or in a particular instance, by the consent or vote of the holders of a majority of the outstanding shares of such series of Preferred Stock.  Any such waiver shall bind all future holders of shares of such series of Preferred Stock.

(l)                                     Valuation Adjustment.

(i)                                     As soon as practicable following the Net Revenue Period (as defined below), but no later than July 31, 2014 (or such later date as necessitated by subsection (v) below), the Conversion Price for the Series E Preferred Stock shall be automatically adjusted to a new Conversion Price as follows:

(A)                               If the corporation generates Net Revenue of at least $40,000,000 but less than $45,000,000 in the Net Revenue Period, the Conversion Price for the Series E Preferred Stock shall be $3.4171;

(B)                               If the corporation generates Net Revenue of at least $35,000,000 but less than $40,000,000 in the Net Revenue Period, the Conversion Price for the Series E Preferred Stock shall be $3.0477;

(C)                               If the corporation generates Net Revenue of at least $30,000,000 but less than $35,000,000 in the Net Revenue Period, the Conversion Price for the Series E Preferred Stock shall be $2.6783;

(D)                               If the corporation generates Net Revenue of less than $30,000,000 in the Net Revenue Period, the Conversion Price for the Series E Preferred Stock shall be $2.3088;

(ii)                                  In the event any Additional Stock has been issued or deemed issued under subsection 4(d) or there has been any adjustment to the Conversion Price due to a stock split or combination under subsection 4(d) subsequent to the Original Issue Date and prior to an adjustment, if any, pursuant to subsection 4(l)(i) (the “Interim Issuances”), then any adjustment under subsection 4(d) with respect to the Conversion Price of the Series E Preferred Stock made as a result of such Interim Issuances shall be disregarded and instead, all adjustments to the Conversion Price of the Series E Preferred Stock, if any, as a result of such Interim Issuances, shall, if then required, be made following an adjustment, if any, resulting from the application of this subsection 4(l) and shall be applied to the Conversion Price of the Series E Preferred resulting from the application of this subsection 4(l). The adjustment under subsection 4(l)(i), if any, shall be made once and once only.

(iii)                               “Net Revenue” shall mean the aggregate dollar amount of the corporation’s consolidated net revenues derived from the Company’s genetic testing products and services and shall be determined in accordance with generally accepted accounting principles in the United States (“GAAP”) as audited by an independent accounting firm registered with the Public Company Accounting Oversight Board (PCAOB) to audit public companies.  Further, for the purposes of calculating Net Revenue, the amount of Other Income (as defined below) to be applied to Net Revenue will be limited to no more than four percent (4.0%) of such Net Revenue calculation.  Net Revenue shall be determined in a manner consistent with the methodologies, practices and procedures used in developing the corporation’s audited financial statements.  For purposes of this subsection (iii), Other Income shall mean the income recorded on the Company’s financial statements in other income and expenses as defined by GAAP.

(iv)                              “Net Revenue Period” shall mean the period beginning on April 1, 2013 and ending on March 31, 2014. Net Revenue for the Net Revenue Period will exclude any advancement of revenues due to changing any specific previously deferred revenue amounts to comply with GAAP and related deferral / cash accounting basis.  For the avoidance of doubt, the measurement period will not include more than twelve months as the measurement period of Net Revenue Period.  Also for the avoidance of doubt, this corporation may include in Net Revenue that revenue which is recorded on an accrual accounting basis from newly signed contracts and agreements (A) if such revenue would normally be allowable under this corporation’s GAAP application and guidelines and (B) the newly signed contracts and agreements have not been structured by the corporation to recognize within the Net Revenue Period revenue that would typically be beyond the Net Revenue Period (in each case subject to the deduction for any aforementioned advancement / windfall of revenue from change from cash to accrual basis accounting on previously deferred revenue). Any dispute on the standard set forth in part (B) of the previous sentence will be deferred to the Independent Firm as set forth in subsection (v) below.

(v)                                 Post Net Revenue Period Adjustment:

(A)                               The corporation shall within three business days following the determination of Net Revenue send written notice to the holders of Series E Preferred Stock containing such Net Revenue determination.  The corporation shall provide to any holder of at least ten percent (10%) of the outstanding shares of Series E Preferred Stock reasonable access at reasonable times after the 10th day of each month and during business hours to the personnel, properties, books and records of the corporation solely for the purpose of a review by such holder of the calculation of Net Revenue, without cost to any such holder (other than the costs of such holder and its advisors and representatives or other direct incremental costs incurred by the corporation).  Within fifty-five (55) days after delivery of the Net Revenue determination to the holders of Series E Preferred Stock, any holder of at least ten percent (10%) of the outstanding shares of Series E Preferred Stock (the “Objecting Series E Holders”) shall be entitled to object to the Net Revenue determination if such holder or holders believe in good faith that there are material errors or discrepancies with the Net Revenue determination by delivering a statement to this corporation setting forth in reasonable detail the reasons such holders believe that there are material errors or discrepancies (the “Objection Statement”).

(B)                               Within fifteen (15) days after delivery to this corporation of the Objection Statement, this corporation shall have the right to furnish to the Objecting Series E Holders a statement (the “Response Statement”) setting forth in reasonable detail any disputes or objections it has to the Objection Statement and this corporation’s proposed resolution thereof.  If within fifteen (15) days of delivery of the Response Statement, the parties are not able to agree on the Net Revenue determination, then the Objecting Series E Holders shall be entitled to engage an independent auditor or valuation firm reasonably acceptable to the corporation (the “Independent Firm”) to resolve any disputes regarding the Net Revenue determination, and this corporation and the Objecting Series E Holders shall each submit to the Independent Firm in writing not later than five (5) days after the Independent Firm is retained their respective positions with respect to the Net Revenue results (the “Dispute Statement”), together with such supporting documentation as they deem necessary or as the Independent Firm reasonably requests.  Upon the engagement of the Independent Firm, both the corporation and the Objecting Series E Holders will direct the Independent Firm to render a determination within thirty (30) days of its retention, and the corporation, the Objecting Series E Holders and their respective agents will cooperate with the Independent Firm during its engagement.  The Independent Firm will consider only those issues properly disputed in the Dispute Statement by the Objecting Series E Holders in accordance with the terms and procedures set forth in this subjection (v) (i.e., not on the basis of an independent review).  The Independent Firm will base its review solely on the financial presentations by the corporation, the corporation’s GAAP accounting policies and procedures, and the corporation’s records of revenue creating transactions impacting the time period in dispute; provided, however, that the Independent Firm’s determination shall not be any more favorable to the parties than is set forth by such party in the Dispute Statement.  The determination of the chosen Independent Firm shall be conclusive and shall become final and binding upon the parties hereto.

(C)                               The fees and expenses of the Independent Firm shall be borne by the Objecting Series E Holder(s); provided, however, that if the Independent Firm determines that the corporation’s initial Net Revenue determination is at least 105% of the Independent Firm’s calculated Net Revenue determination or would result in a change to the Conversion Price for the Series E Preferred Stock, then the corporation shall pay the such reasonable fees and expenses of the Independent Firm.

5.                                      Voting Rights

(a)                                 General Voting Rights.  The holder of each share of Preferred Stock shall have the right to one vote for each share of Common Stock into which such Preferred Stock could then be converted, and with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock, and shall be entitled, notwithstanding any provision hereof, to notice of any stockholders’ meeting in accordance with the Bylaws of this corporation, and except as provided in subsection 5(b) below with respect to the election of directors by the separate class vote of the holders of Common Stock, shall be entitled to vote, together with holders of Common Stock, with respect to any question upon which holders of Common Stock have the right to vote.  Fractional votes shall not, however, be permitted and any fractional voting rights available on an as-converted basis (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward).

(b)                                 Voting for the Election of Directors.  As long as at least 6,672,940 shares of Series A Preferred Stock and Series B Preferred Stock in the aggregate remain outstanding (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), the holders of shares of Series A Preferred Stock and Series B Preferred Stock (voting together as a single class and not as a separate series and on an as-converted basis) shall be entitled to elect one (1) director of this corporation at any election of directors.  As long as at least 4,000,000 shares of Series C Preferred Stock remain outstanding (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), the holders of shares of Series C Preferred Stock shall be entitled to elect one (1) director of this corporation at any election of directors.  The holders of outstanding Common Stock shall be entitled to elect two (2) directors of this corporation at any election of directors.  The holders of Preferred Stock and Common Stock (voting together as a single class and on an as-converted basis) shall be entitled to elect any remaining directors of this corporation.

Notwithstanding the provisions of Section 223(a)(1) and 223(a)(2) of the General Corporation Law, any vacancy, including newly created directorships resulting from any increase in the authorized number of directors or amendment of this Restated Certificate of Incorporation, and vacancies created by removal or resignation of a director, may be filled by a majority of the directors then in office, though less than a quorum, or by a sole remaining director, and the directors so chosen shall hold office until the next annual election and until their successors are duly elected and shall qualify, unless sooner displaced; provided, however, that where such vacancy occurs among the directors elected by the holders of a class or series of stock, the holders of shares of such class or series may override the Board’s action to fill such vacancy by (i) voting for their own designee to fill such vacancy at a meeting of the Company’s stockholders or (ii) written consent, if the consenting stockholders hold a sufficient number of shares to elect their designee at a meeting of the stockholders. Any director may be removed during his or her term of office, either with or without cause, by, and only by, the affirmative vote of the holders of the shares of the class or series of stock entitled to elect such director or directors, given either at a special meeting of such stockholders duly called for that purpose or pursuant to a written consent of stockholders, and any vacancy thereby created may be filled by a unanimous vote of the holders of that class or series of stock represented at the meeting or pursuant to written consent.

6.                                      Protective Provisions.

(a)                                 So long as at least 14,000,000 of the shares of Preferred Stock originally issued remain outstanding (as adjusted for any stock splits, stock dividends, combinations,  subdivisions, recapitalizations or the like), this corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the then outstanding shares of Preferred Stock (voting together as a single class and not as a separate series and on an as-converted basis):

(i)                                     consummate a Liquidation Event;

(ii)                                  alter or change the rights, preferences or privileges of the shares of the Preferred Stock;

(iii)                               pay or declare any dividend on any shares of Common Stock or Preferred Stock;

(iv)                              increase or decrease (other than by conversion) the total number of authorized shares of Common Stock or Preferred Stock;

(v)                                 authorize or issue, or obligate itself to issue (by reclassification or otherwise), any equity security (including any other security convertible into or exercisable for any such equity security) having a preference over, or being on a parity with, the preferences and privileges of the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock or Series E Preferred Stock, other than the issuance of any authorized but unissued shares of Series E Preferred Stock designated in this Restated Certificate of Incorporation (including any security convertible into or exercisable for such shares of Preferred Stock);

(vi)                              redeem, purchase or otherwise acquire (or pay into or set aside for a sinking fund for such purpose) any shares of Common Stock; provided, however, that this restriction shall not apply to the repurchase of shares of Common Stock from employees, officers, directors, consultants or other persons performing services for this corporation or any subsidiary pursuant to agreements under which this corporation has the option to repurchase such shares upon the occurrence of certain events, such as the termination of employment or service or pursuant to a right of first refusal;

(vii)                           amend or waive any provision of this corporation’s Certificate of Incorporation or Bylaws so as to affect adversely the Preferred Stock; or

(viii)                        change the authorized number of directors of this corporation.

(b)                                 So long as at least 4,000,000 of the shares of Series C Preferred Stock originally issued remain outstanding (as adjusted for any stock splits, stock dividends, combinations, subdivisions, recapitalizations or the like), this corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the then outstanding shares of Series C Preferred Stock:

(i)                                     alter or change the rights, preferences or privileges of the Series C Preferred Stock so as to affect the Series C Preferred Stock in a manner different than the other series of Preferred Stock; or

(ii)                                  increase or decrease (other than by conversion) the authorized number of shares of Series C Preferred Stock.

(c)                                  So long as any shares of Series D Preferred Stock remain outstanding, this corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of a majority of the then outstanding shares of Series D Preferred Stock:

(v)                                 alter or change the rights, preferences or privileges of the Series D Preferred Stock so as to affect the Series D Preferred Stock in a manner different than the other series of Preferred Stock; or

(vi)                              increase or decrease (other than by conversion) the authorized number of shares of Series D Preferred Stock.

(d)                                 So long as any shares of Series E Preferred Stock remain outstanding, this corporation shall not (by amendment, merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least seventy percent (70%) of the then outstanding shares of Series E Preferred Stock:

(v)                                 alter or change the rights, preferences or privileges of the Series E Preferred Stock so as to affect the Series E Preferred Stock in a manner different than the other series of Preferred Stock; or

(vi)                              increase or decrease (other than by conversion) the authorized number of shares of Series E Preferred Stock.

7.                                      Status of Converted Stock.  In the event any shares of Preferred Stock shall be converted pursuant to Section 4 hereof, the shares so converted shall be cancelled and shall not be issuable by this corporation.  The Restated Certificate of Incorporation of this corporation shall be appropriately amended to effect the corresponding reduction in this corporation’s authorized capital stock.

C.                                    Common Stock.  The rights, preferences, privileges and restrictions granted to and imposed on the Common Stock are as set forth below in this Article IV(C).

1.                                      Dividend Rights.  Subject to the prior rights of holders of all classes of stock at the time outstanding having prior rights as to dividends, the holders of the Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of this corporation legally available therefor, any dividends as may be declared from time to time by the Board of Directors.

2.                                      Liquidation Rights.  Upon the liquidation, dissolution or winding up of this corporation, the assets of this corporation shall be distributed as provided in Section 2 of Article IV(B) hereof.

3.                                      Redemption.  The Common Stock is not redeemable at the option of the holder.

4.                                      Voting Rights.  The holder of each share of Common Stock shall have the right to one vote for each such share, and shall be entitled to notice of any stockholders’ meeting in accordance with the Bylaws of this corporation, and shall be entitled to vote upon such matters and in such manner as may be provided by law.  The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of this corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law.

ARTICLE V

Except as otherwise provided in this Restated Certificate of Incorporation, in furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, repeal, alter, amend and rescind any or all of the Bylaws of this corporation.

ARTICLE VI

The number of directors of this corporation shall be determined in the manner set forth in the Bylaws of this corporation.

ARTICLE VII

Elections of directors need not be by written ballot unless the Bylaws of this corporation shall so provide.

ARTICLE VIII

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws of this corporation may provide.  The books of this corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of this corporation.

ARTICLE IX

A director of this corporation shall not be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to this corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law, or (iv) for any transaction from which the director derived any improper personal benefit.  If the General Corporation Law is amended after approval by the stockholders of this Article IX to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of this corporation shall be eliminated or limited to the fullest extent permitted by the General Corporation Law as so amended.

Any repeal or modification of the foregoing provisions of this Article IX by the stockholders of this corporation shall not adversely affect any right or protection of a director of this corporation existing at the time of, or increase the liability of any director of this corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

ARTICLE X

This corporation reserves the right to amend, alter, change or repeal any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

ARTICLE XI

To the fullest extent permitted by applicable law, this corporation is authorized to provide indemnification of (and advancement of expenses to) agents of this corporation (and any other persons to which General Corporation Law permits this corporation to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the General Corporation Law, subject only to limits created by applicable General Corporation Law (statutory or non-statutory), with respect to actions for breach of duty to this corporation, its stockholders, and others.

Any amendment, repeal or modification of the foregoing provisions of this Article XI shall not adversely affect any right or protection of a director, officer, agent, or other person existing at the time of, or increase the liability of any director of this corporation with respect to any acts or omissions of such director, officer or agent occurring prior to, such amendment, repeal or modification.

ARTICLE XII

In connection with repurchases by this corporation of its Common Stock from employees, officers, directors, advisors, consultants or other persons performing services for this corporation or any subsidiary pursuant to agreements under which the corporation has the option to repurchase such shares at cost upon the occurrence of certain events, such as the termination of employment, Sections 502 and 503 of the California Corporations Code shall not apply in all or in part with respect to such repurchases.

ARTICLE XIII

This Corporation renounces any interest or expectancy of this Corporation in, or in being offered an opportunity to participate in, or in being informed about, an Excluded Opportunity.  An “Excluded Opportunity” is any matter, transaction or interest that is presented to, or acquired, created or developed by, or which otherwise comes into the possession of, (i) any director of this Corporation who is not an employee of this Corporation or any of its subsidiaries, or (ii) any holder of Preferred Stock or any affiliate, partner, member, director, stockholder, employee, agent or other related person of any such holder, other than someone who is an employee of this Corporation or any of its subsidiaries (collectively, “Covered Persons”), unless such matter, transaction or interest is presented to, or acquired, created or developed by, or otherwise comes into the possession of, a Covered Person expressly and solely in such Covered Person’s capacity as a director of this Corporation.

*     *     *

THIRD:  The foregoing amendment and restatement was approved by the holders of the requisite number of shares of said corporation in accordance with Section 228 of the General Corporation Law.

FOURTH:  That said Restated Certificate of Incorporation, which restates and integrates and further amends the provisions of this corporation’s Restated Certificate of Incorporation, has been duly adopted in accordance with Sections 242 and 245 of the General Corporation Law.

IN WITNESS WHEREOF, this Restated Certificate of Incorporation has been executed by a duly authorized officer of this corporation on this 20th day of February, 2013.

/s/ Matthew Rabinowitz
Matthew Rabinowitz, President